Exhibit 3.42.1

CERTIFICATE OF FORMATION
OF
PSLT-ALS PROPERTIES HOLDINGS, LLC

This Certificate of Formation of PSLT-ALS Properties Holdings, LLC, dated September 1, 2004, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 De1.C. § 18- 101, et seq.).

1.             The name of the limited liability company formed hereby is PSLT-ALS Properties Holdings, LLC.

2.             The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

3.             The name and address of its registered agent for service of process in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PSLT-ALS Properties Holdings, LLC as of the date above written.

/s/ Darryl W. Copeland, Jr.
Darryl W. Copeland, Jr.
Authorized Person